Exhibit 16.1

December 21, 2010

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

      Re:              Catalyst Lighting Group
              File No. 000-50385

Dear Sir or Madam:

We have read the statements made by Catalyst Lighting Group, Inc. which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K/A of Catalyst Lighting Group, Inc. dated December 21, 2010.  We agree with the statements made in response to that Item insofar as they related to our firm.

Very truly yours,

/s/ Comiskey & Company

PROFESSIONAL CORPORATION
Denver, Colorado